Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208 and 333-216166 and 333-227525 on Form S-8 and Registration Nos. 333-226341 and 333-228581 on Form S-3 of our reports dated March 18, 2019, relating to the financial statements of EyePoint Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting principle and going concern), and the effectiveness of Eyepoint Pharmaceutical Inc.’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of EyePoint Pharmaceuticals, Inc. for the six months ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 18, 2019